Exhibit 5.1
[Letterhead of Venable LLP]

December 29, 2023

Prospect Capital Corporation
10 East 40th Street, 44th Floor
New York, New York 10016

Re: Registration Statement on Form N-2 (File No. 333-269714) Ladies and Gentlemen:
We have served as Maryland counsel to Prospect Capital Corporation, a Maryland corporation (the “Company”) and a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with certain matters of Maryland law arising out of the issuance of up to 40,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of the Company, classified and designated as Convertible Preferred Stock, Series A1, Series A3, Series M1, Series M2 and Series M3 (collectively, the “Convertible Preferred Shares”), and up to 160,000,000 shares of Preferred Stock classified and designated as Preferred Stock, Series A4 and Series M4 (together with the Convertible Preferred Shares, the “Shares”), covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares are to be issued in a public offering (the “Offering”) pursuant to the Prospectus Supplement (as defined herein).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.The Registration Statement;

2.The Prospectus, dated February 10, 2023, as supplemented by a Prospectus Supplement, dated December 28, 2023 (the “Prospectus Supplement”), filed by the Company with the Commission pursuant to Rule 424(b) under the 1933 Act;

3.The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Prospect Capital Corporation
December 29, 2023

5.A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.Resolutions adopted by the Board of Directors of the Company (the “Resolutions”), relating to, among other matters, the sale and issuance of the Shares and the Conversion Shares (as defined herein), certified as of the date hereof by an officer of the Company;

7.A certificate executed by an officer of the Company, dated as of the date hereof; and

8.Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.Upon the issuance of any shares (the “Conversion Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company issuable upon the conversion of the Convertible Preferred Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Prospect Capital Corporation
December 29, 2023

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.The issuance of the Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Registration Statement, the Prospectus Supplement and the Resolutions against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

3.The issuance of the Conversion Shares has been duly authorized and, when and to the extent issued and delivered by the Company upon conversion of the Shares in accordance with the Registration Statement, the Prospectus Supplement, the Resolutions and the Charter, the Conversion Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning the laws of any other jurisdiction. We express no opinion as to the 1940 Act, or other federal securities laws, or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Form 8-K”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP